Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of
Smith Barney Equity Funds:

We consent to the incorporation by reference, in this registration statement, of our report dated March 10, 2004, on the statement of assets and liabilities, including the schedule of investments, of the Smith Barney Social Awareness Fund (the "Fund") of Smith Barney Equity Funds as of January 31, 2004, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.


                                                                        KPMG LLP


New York, New York
May 25, 2004